Exhibit 99.1
NEWS RELEASE

Date: June 1, 2006	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham Phone: 949-851-1473 http://www.corvel.com
CorVel Announces Quarterly and Fiscal Year Revenues and Earnings
IRVINE, California, June 1, 2006 — CorVel Corporation (NASDAQ: CRVL) reported unaudited earnings per share of $0.33 for the quarter ended March 31, 2006, up from $0.24 in the same quarter of the prior year. For the fiscal year ended March 31, 2006 earnings were $1.01 compared to fiscal 2005 earnings of $ 0.97.
The Company reported quarterly revenues of $66.6 million, down from prior year quarterly revenues of $72.8. For the fiscal year ended March 31, 2006, revenues were $267 million, representing an 8.4% decrease from the $291 million in revenues achieved in fiscal 2005. Improving margins permitted an increase in earnings despite a decline in revenues influenced by the low national volume of workers’ compensation claims.
In the quarter the Company continued to experience improving revenues in its preferred provider organizations and specialty review services. Strong savings for customers have been contributing to increasing revenues for these services. CorVel continues to experience improving productivity following the recent years’ investments in document management, automated workflow and improvements to the automated routing of work to centers of excellence. The gains continued throughout the quarter, reaching their highest levels in late March.
Cash balances increased in the quarter, as a result of reduced stock repurchases and improving management of accounts receivable, fixed asset additions and operating costs. Subsequent to the end of the quarter the Company added key new sales and operations executives as a part of plans to expand its directed care networks and technology services for major payors.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this report, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this report and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005. The forward-looking statements in this report speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement — Unaudited
Three months ended March 31, 2005 and 2006

	2005	2006
Revenues	$72,800,000	$66,554,000
Cost of revenues	61,648,000	54,094,000

Gross profit	11,152,000	12,460,000
General and administrative expenses	7,170,000	7,414,000

Income before income taxes	3,982,000	5,046,000
Income tax provision	1,534,000	1,943,000

Net Income	$2,448,000	$3,103,000

Net income per share
Basic	$0.24	$0.33

Diluted	$0.24	$0.33

Weighted average shares outstanding
Basic	10,213,000	9,406,000
Diluted	10,270,000	9,428,000
CorVel Corporation
Income Statement
Twelve months ended March 31, 2005 and 2006

	2005	2006
Revenues	$291,000,000	$266,637,000
Cost of revenues	246,341,000	221,252,000

Gross profit	44,659,000	45,385,000
General and administrative expenses	28,144,000	29,469,000

Income before income taxes	16,515,000	15,916,000
Income tax provision	6,358,000	6,127,000

Net Income	$10,157,000	$9,789,000

Net income per share
Basic	$0.97	$1.01

Diluted	$0.97	$1.01

Weighted average shares outstanding
Basic	10,419,000	9,689,000
Diluted	10,520,000	9,728,000

CorVel Corporation
Balance Sheet
Summary Balance Sheet Information
As of March 31, 2005 and March 31, 2006

	March 31, 2005	March 31, 2006
Assets
Cash and cash equivalents	$8,945,000	$14,181,000
Accounts receivable, net	45,611,000	37,802,000
Prepaid taxes and expenses	3,891,000	2,902,000
Deferred income taxes	4,537,000	4,303,000
Property and equipment, net	29,649,000	27,116,000
Goodwill and other assets	13,045,000	12,980,000

TOTAL ASSETS	$105,678,000	$99,284,000

Liabilities and Stockholders’ Equity
Accounts and taxes payable	$12,293,000	$12,989,000
Accrued liabilities	12,059,000	11,538,000
Deferred income taxes	7,700,000	6,402,000
Common stock and paid-in-capital	57,672,000	61,336,000
Treasury stock	(113,481,000)	(132,205,000)
Retained earnings	129,435,000	139,224,000

TOTAL LIABILITIES AND EQUITY	$105,678,000	$99,284,000